Exhibit 10.13

AMENDMENT TO

UNIT OPTION GRANT AGREEMENTS

SURGICAL CARE AFFILIATES, INC.

MANAGEMENT EQUITY INCENTIVE PLAN

This AMENDMENT TO UNIT OPTION GRANT AGREEMENTS (this “Amendment”), by and between Surgical Care Affiliates, Inc., a Delaware corporation (the “Company”), and Peter J. Clemens IV, an employee of the Company or one or more of its Subsidiaries (the “Participant”), shall be effective as of June 1, 2015.  Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Incentive Plan (as defined below).

RECITALS

WHEREAS, pursuant to the ASC Acquisition LLC Management Equity Incentive Plan, effective as of November 16, 2007 (as amended, the “Incentive Plan”), the Participant received (i) options to purchase 1,500,000 Membership Units (as defined in the Incentive Plan) of the Company with a Grant Date (as defined in the Incentive Plan) of December 8, 2011 (the “2011 Grant”) and (ii) options to purchase 225,000 Membership Units of the Company with a Grant Date of May 6, 2013 (the “2013 Grant”);

WHEREAS, in connection with the Company’s conversion from a limited liability company to a corporation effective October 30, 2013, the options to purchase Membership Units were converted into options to purchase shares of common stock of the Company at a ratio of 10.25 Membership Units underlying such options to one share of common stock underlying such converted options, with a corresponding adjustment to the exercise price of such options;

WHEREAS, on April 15, 2015, the Company and the Participant entered into that certain Consulting Agreement, by and among the Company, the Participant and Surgical Care Affiliates, LLC, under which the Participant has agreed to serve as a consultant to the Company from July 1, 2015 through April 30, 2017.  In connection with the Consulting Agreement, the parties have agreed to amend each of the Unit Option Grant Agreements governing the 2011 Grant and the 2013 Grant (the “Option Agreements”) as set forth in this Amendment; and

WHEREAS, the Company and the Participant desire to amend the terms of the Option Agreements pursuant to the terms and conditions of this Amendment.

NOW THEREFORE, in consideration of the foregoing, the parties agree to amend the Option Agreements as follows:

AGREEMENT

1.Clause (ii) of Section 6 of each of the Option Agreements is hereby deleted and replaced with the following:

(ii) on March 31, 2018 if the Participant’s Employment is terminated on or prior to such date for any reason other than for Cause, death or Disability, including if the Participant’s engagement expires according to the terms of the Consulting Agreement;

2.Except as set forth herein, the Option Agreements shall remain in full force and effect.

3.The parties shall execute and deliver such other instruments and do such other acts as may be necessary to carry out the intent and purpose of this Amendment.

4.This Amendment may be executed in any number of counterparts.  All executed counterparts shall constitute one agreement notwithstanding that all signatories are not signatories to the original or the same counterpart.

IN WITNESS WHEREOF, the parties hereto have executed or caused this Amendment to be executed as of the date first written above.

SURGICAL CARE AFFILIATES, INC.:PARTICIPANT:

By:  /s/ Richard L. Sharff, Jr./s/ Peter J. Clemens IV

       Name:  Richard L. Sharff, Jr.Peter J. Clemens IV

      Title:  EVP & General Counsel

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